UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2023 (October 17, 2023)

GETTY REALTY CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-13777	11-3412575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

292 Madison Avenue, 9th Floor, New York, New York	10017-6318
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 349-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2023, Getty Realty Corp. (the “Company”) entered into a term loan credit agreement that provides for a senior unsecured term loan (the "Term Loan") in an aggregate principal amount of $150,000,000 with the lenders named therein. The Term Loan matures October 17, 2025, subject to one twelve-month extension exercisable at the Company's option. The Company's exercise of the extension option is subject to the absence of any default and its compliance with certain conditions, including the payment of extension fees to the lenders under the Term Loan.

The Term Loan is comprised of (i) an initial principal amount of $75,000,000 that was funded in a single draw at closing and used to repay amounts outstanding under the Company revolving credit facility, and (ii) an additional principal amount of $75,000,000 that can be funded in a single draw at the Company’s option any time on or prior to the 180th day following the closing date.

Borrowings under the Term Loan bear interest at a rate equal to (i) the sum of a SOFR rate plus a SOFR adjustment of 0.10% plus a margin of 1.30% to 1.90% or (ii) the sum of a base rate plus a margin of 0.30% to 0.90% based on the Company's consolidated total indebtedness to total asset value ratio at the end of each quarterly reporting period. In connection with the Term Loan, the Company entered into interest rate swaps for a notional amount of $150,000,000 to swap SOFR for a weighted-average fixed rate of 4.73%.

The Term Loan contains customary financial covenants, including covenants with respect to total leverage, secured leverage and unsecured leverage ratios, fixed charge and interest coverage ratios, and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Term Loan contains customary events of default, including cross default provisions with respect to the second amended and restated credit agreement that governs the Company's revolving credit facility, and the Company’s existing senior unsecured note purchase agreements. Any event of default, if not cured or waived in a timely manner, could result in the acceleration of the Company’s indebtedness under the Term Loan and could also give rise to an event of default and the acceleration of the Company’s indebtedness under its second amended and restated credit agreement and note purchase agreements.

Certain of the banks and other lenders under the Term Loan and their affiliates have in the past provided, and may from time to time in the future provide, commercial banking, financial advisory, investment banking and other services to the Company.

The foregoing description of the Term Loan does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of such Term Loan, a copy of which will be filed as an exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 18, 2023, the Company issued a press release announcing its entry into the Term Loan. The Company’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 7.01.

The information contained in Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Getty Realty Corp. on October 18, 2023.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GETTY REALTY CORP.

Date: October 18, 2023	By:	/s/ Brian R. Dickman
Brian R. Dickman
Executive Vice President
Chief Financial Officer and Treasurer